Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated High Yield Trust

We consent to the use of our reports dated November 22, 2016, with respect to the financial statements of Federated Equity Advantage Fund, a portfolio of Federated High Yield Trust, as of September 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 22, 2016